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                     April 13, 2023

       Naveen Chopra
       Chief Financial Officer
       Paramount Global
       1515 Broadway
       New York, New York 10036

                                                        Re: Paramount Global
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-09553
                                                            Filed February 16,
2023

       Dear Naveen Chopra:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology